EXHIBIT 5.1

December 16, 2022

Madison Gas and Electric Company

133 South Blair Street

Madison, WI 53788

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Madison Gas and Electric Company, a Wisconsin corporation (the “Company”), in connection with the preparation of the Madison Gas and Electric Company 2023 Deferred Compensation Supplemental Executive Retirement Plan (“2023 DCSERP”), for which a Registration Statement on Form S-8 (the “Registration Statement”) is being filed of even date herewith relating to the registration pursuant to the Securities Act of 1933, as amended (the “Act”) of up to $10,000,000 of deferred compensation obligations (the “Obligations”) of the Company, which are to be issued under the 2023 DCSERP.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below, including without limitation (i) a Good Standing Certificate for the Company issued by the Secretary of State of the State of Wisconsin as of a recent date; (ii) copies of resolutions certified by the Secretary of the Company and adopted by the Board of Directors of the Company at a meeting held December 16, 2022; and (iii) a copy of the 2023 DCSERP as currently in effect. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion as of the date hereof that, when issued by the Company in accordance with the terms of the 2023 DCSERP, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the 2023 DCSERP, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights or general equity principles.

In addition, the 2023 DCSERP is designed to be a top-hat plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of the written plan document comply with the ERISA requirements applicable to top-hat plans. We express no opinion as to whether the 2023 DCSERP is being operated by the Company as a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees. Our opinion herein is based on existing law as contained in ERISA and regulations promulgated thereunder by the United States Department of Labor, as of the date hereof. The provisions of ERISA and regulations promulgated thereunder could be changed at any time, perhaps with retroactive effect. Our opinion has no official status of any kind, and is not binding on the Department of Labor or the courts.  Hence, there can be no assurance that the Department of Labor or a plan participant will not challenge, or that the courts will agree, with our conclusions.

Our opinions expressed above are limited to Title I of ERISA and the laws of the State of Wisconsin.  We express no opinion as to either the applicability or effect of the laws of any other jurisdiction.  This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Husch Blackwell